As filed with the Securities and Exchange Commission on December 24, 2009

Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIM BEVERAGE, INC.
(Name of registrant in its charter)

Nevada	2080
(State or jurisdiction	(Primary Standard	(IRS Employer
of incorporation or	Industrial	Identification
organization)	Classification	No.)
Code Number)

1223 Wilshire Boulevard, #467
Santa Monica, California 90403
(917) 292-2766
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

Nevada Corporate Headquarters, Inc.
101 Convention Center Drive, Suite 700
Las Vegas, Nevada 89109
(702) 873-3488
(Name, address and telephone number of agent for service)

Copies to:

William Macdonald
Macdonald Tuskey
777 Hornby Street
Suite 1210
Vancouver, BC V6Z 1S4
Phone: (604) 689-1022
Fax: (604) 681-4760
Approximate date of proposed sale to the public:
as soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities
Act, please check the following box and list the Securities Act registration statement number of earlier effective
registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Being Registered	Proposed Maximum Price Per Share(1)	Proposed Maximum Aggregate Price(1)	Amount of Registration Fee
Common Stock	595,000	$0.10	$59,500	$4.24
Total	595,000	$0.10	$59,500	$4.24

(1) The offering price is the stated, fixed price of $0.10 per share until the securities are quoted on the OTC Bulletin Board for the purpose of calculating the registration fee pursuant to Rule 457. This amount is only for purposes of determining the registration fee, the actual amount received by a selling shareholder will be based upon fluctuating market prices once the securities are quoted on the OTC Bulletin Board.

The Registrant hereby amends its Registration Statement, on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

VIM BEVERAGE, INC.

RESALE OF
595,000 SHARES OF COMMON STOCK

The selling stockholders listed on page __ may offer and sell up to 595,000 shares of our common stock under this Prospectus for their own account.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We have generated no revenues to date, had a working capital surplus of $44,432 as of August 31, 2009, and cash on hand of $46,322 as of August 31, 2009, and have budgeted the need for approximately $200,000 of additional funding during the next twelve months to continue our business operations and to expand our operations as planned. If we are unable to raise adequate working capital for fiscal 2009, we will be restricted in the implementation of our business plan. If this were to happen, the value of our securities would diminish and we may be forced to change our business plan for fiscal 2009, which would result in the value of our securities declining in value and/or becoming worthless. If we raise an adequate amount of working capital to implement our business plan, we anticipate incurring net losses until a sufficient client base can be established, of which there can be no assurance.

A current Prospectus must be in effect at the time of the sale of the shares of common stock discussed above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current Prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, as amended, selling stockholders may be deemed underwriters.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS _________, 2009

PART I - INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our common stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," "Company," "VIM," and "VIM Beverage" refer to VIM Beverage, Inc., a Nevada corporation, "Common Stock" refers to the Common Stock, par value $0.001 per share, of VIM Beverage, Inc.

The Company was incorporated in Nevada on March 31, 2008. The President, Chief Executive Officer and Director, Aaron Suen, the Vice President of Operations and Director, Donald Thrasher, and Candice Suen, have served as the Company’s only employees since inception. Our mailing address is 1223 Wilshire Boulevard, #467, Santa Monica, California 90403, our telephone number is (917) 292-2766.

We are a start-up company and intend to manufacture and formulate for sale pure bottled water, vitamin enhanced flavored water, and a unique concentrated energy water. Our business concept blends health nutrition, lifestyle, and water, in one complete package with design and marketing elements never seen before in the beverage industry. We anticipate gathering our water, which will be the basis of all our products, from a pristine glacial source located in British Columbia, Canada. To date, we have no formal agreement to extract water from this source. We also plan on having extremely low total dissolved solids in our water products and will endeavor to provide a smooth flavor and pure taste throughout our product line. We believe our product line will be a great tasting and unique alternative to sugar-laden sodas and fruit juices.

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

SUMMARY OF THE OFFERING:

Common Stock Offered:	595,000 shares by selling stockholders

Common Stock Outstanding Before The Offering:	5,595,000 shares

Common Stock Outstanding After The Offering:	5,595,000 shares

Use Of Proceeds:	We will not receive any proceeds from the shares offered by the selling stockholders in this offering.

Offering Price:	The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. We believe that no shares will be sold by the selling shareholders prior to us becoming a publicly traded company, at which time the selling shareholders will sell shares based on the market price of such shares. We are not selling any shares of our common stock, and are only registering the re-sale of shares of common stock previously sold by us.

No Market:

No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

Need for Additional Financing:

We have generated no revenues to date and anticipate the need for approximately $200,000 of additional funding to continue our business operations for the next 12 months, of which there can be no assurance will be raised. If we are unable to raise the additional funding, the value of our securities, if any, would likely become worthless and we may be forced to abandon our business plan. Even assuming we raise the additional capital we require to continue our business operations, we will require substantial fees and expenses associated with this offering, and we anticipate incurring net losses for the foreseeable future.

Address:	1223 Wilshire Boulevard, #467 Santa Monica, California 90403

Telephone Number:	(917) 292-2766

SUMMARY FINANCIAL DATA

You should read the summary financial information presented below for the year ending February 28, 2009 and the six months ending August 31, 2009. We derived the summary financial information from our audited financial statements for the year ending February 28, 2009 and the unaudited interim financial statements for the six months ended August 31, 2009 appearing elsewhere in this Prospectus. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.

BALANCE SHEET INFORMATION

	February 28,	August 31,
	2009	2009
Cash and cash equivalents	$48,607	$46,322
Total assets	48,607	46,322
Total liabilities	1,000	1,890
Total shareholders' equity	47,607	44,432

STATEMENT OF OPERATIONS INFORMATION

	Six Months	March 31, 2008
	Ended August 31, 2009	(inception) to
		August 31, 2009

Revenues	$-	$-
Operating loss	8,175	20,218
Net loss	8,175	20,068

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

The Company's business is subject to the following Risk Factors (references to "our," "we," "VIM" and words of similar meaning in these Risk Factors refer to the Company):

General

WE REQUIRE ADDITIONAL CAPITAL IN ORDER TO TAKE THE NECESSARY STEPS TO GROW OUR BUSINESS.

Currently, we do not have available funds to develop the marketing and advertising materials or fund other operating and general and administrative expenses necessary to grow its business. Further, the Company does not have the funds available to hire independent contractors. If we cannot secure additional financing, our growth and operations could be impaired by limitations on our access to capital. There can be no assurance that capital from outside sources will be available, or if such financing is available, that it will be on terms that management deems sufficiently favorable. If we are unable to obtain additional financing upon terms that management deems sufficiently favorable, or at all, it would have a material adverse impact upon our ability to conduct our business operations and pursue our expansion strategy. As of the date of this Prospectus, we have only limited operations and did not generate any revenues during the year ended February 28, 2009 or during the six months ended August 31, 2009. In the event we do not raise additional capital from conventional sources, it is likely that we may need to scale back or curtail implementing our business plan, which could cause any securities in the Company to be worthless.

WE HAVE GENERATED NO REVENUES AND HAVE LIMITED OPERATION TO DATE

The Company has generated no revenues since its inception on March 31, 2008, and currently has only limited operations. Furthermore, the Company anticipates its expenses increasing in the future assuming the Registration Statement which this Prospectus is a part is declared effective by the Securities and Exchange Commission. We can make no assurances that we will be able to generate any revenues in the future, that we will have sufficient funding to support our operations and pay our expenses and/or that we will be able to gain customers in the future to build our business operations. In the even we are unable to generate revenues and/or support our operations, we will be forced to curtail and/or abandon our current business plan and any investment in the Company could become worthless.

THE SUCCESS OF THE COMPANY DEPENDS HEAVILY ON AARON SUEN AND HIS INDUSTRY CONTACTS.

The success of the Company will depend on the abilities of Aaron Suen, the President and Chief Executive Officer of the Company, to generate business from his existing contacts and relationships within the food and beverage industry. The loss of Mr. Suen will have a material adverse effect on the business, results of operations (if any) and financial condition of the Company. In addition, the loss of Mr. Suen may force the Company to seek a replacement who may have less experience, fewer contacts, or less understanding of the business. Further, we can make no assurances that we will be able to find a suitable replacement for Mr. Suen, which could force the Company to curtail its operations and/or cause any investment in the Company to become worthless. The Company does not have an employment agreement with Mr. Suen nor any key man insurance on Mr. Suen.

OUR “AFFILIATES” WILL CONTINUE TO EXERCISE MAJORITY VOTING CONTROL OVER
THE COMPANY FOLLOWING THIS OFFERING AND WILL THEREFORE EXERCISE CONTROL
OVER CORPORATE DECISIONS INCLUDING THE APPOINTMENT OF NEW DIRECTORS.

Aaron Suen, our President and Director, can vote an aggregate of 2,500,000 shares of our common stock, currently equal to 44.7% of our outstanding common stock, and Donald Thrasher, our Vice President of Operations and Director, can vote an aggregate of 2,500,000 shares of our common stock, currently equal to 44.7% of our outstanding common stock. Therefore, Mr. Suen and Mr. Thrasher, our “affiliates” can currently vote 89% of our outstanding shares of common stock and will therefore exercise control in determining the outcome of all corporate transactions or other matters, including the election and removal of Directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investors who purchase shares will be minority shareholders and as such will have little to no say in the direction of the Company and the election of Directors. Additionally, it will be difficult if not impossible for investors to remove Mr. Suen as a Director of the Company, which will mean he will remain in control of who serves as officers of the Company as well as whether any changes are made in the Board of Directors. As a potential investor in the Company, you should keep in mind that even if you own shares of the Company's Common Stock and wish to vote them at annual or special shareholder meetings, your shares will likely have little effect on the outcome of corporate decisions.

OUR OFFICERS AND DIRECTORS HAVE OTHER EMPLOYMENT OUTSIDE OF THE
COMPANY, AND AS SUCH, MAY NOT BE ABLE TO DEVOTE SUFFICIENT TIME TO OUR OPERATIONS.

Aaron Suen and Donald Thrasher, our only officers and Directors, currently have employment outside of the Company. Mr. Suen is currently our only executive officer and spends approximately 20 hours per week on Company matters.

Mr. Thrasher serves only as Vice President of Operations and Director of the Company, and spends approximately 5 hours per week on Company matters. As such Mr. Suen and Mr. Thrasher may not be able to devote a sufficient amount of time to our operations. This may be exacerbated by the fact that Aaron Suen and Donald Thrasher are currently our only officers and Directors. If Mr. Suen and Mr. Thrasher are not able to spend a sufficient amount of their available time on our operations, we may never gain any clients, may not ever generate any revenue and/or any investment in the Company could become worthless.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO FORECAST OUR FUTURE
RESULTS, MAKING ANY INVESTMENT IN US HIGHLY SPECULATIVE.

We have a limited operating history, and our historical financial and operating information is of limited value in predicting our future operating results. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could then force us to curtail or cease our business operations.

OUR LOSSES RAISE SUBSTANTIAL DOUBT AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN.

We had cumulative operating losses through August 31, 2009 of $20,068 This factor among others indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate revenues, obtain additional financing and/or attain profitable operations. As such, our independent auditors have raised substantial doubt as to our ability to continue as a going concern in their audited financial statements attached hereto. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty and if we cannot continue as a going concern, your investment in us could become devalued or worthless.

OUR INDUSTRY IS HIGHLY COMPETITIVE.

The functional beverage industry is highly competitive and fragmented. The Company expects competition to intensify in the future. The Company competes in its market with numerous national and regional companies, many of which have substantially greater financial, managerial and other resources than those presently available to the Company. Numerous well-established companies are focusing significant resources on functional beverage product lines that currently compete and will compete with the Company's products in the future. The Company can make no assurance that it will be able to effectively compete with these other companies or that competitive pressures, including possible downward pressure on the prices we charge for our products, will not arise. In the event that the Company cannot effectively compete on a continuing basis or competitive pressures arise, such inability to compete or competitive pressures will have a material adverse effect on the Company’s business, results of operations and financial condition.

OUR GROWTH WILL PLACE SIGNIFICANT STRAINS ON OUR RESOURCES.

Since inception on March 31, 2008, the Company has had little to no operations. The Company is currently in the development stage, with only limited operations, and has not generated any revenues since inception. The Company's growth, if any, is expected to place a significant strain on the Company's managerial, operational and financial resources as the Company currently has only three employees and the Company will likely continue to have limited employees in the future. Furthermore, assuming the Company releases its products and establishes a customer base, it will be required to manage multiple relationships with various distributors and other third parties. These requirements will be exacerbated in the event of further growth of the Company or in the number of its distribution contracts. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. The Company's future operating results, if any, will also depend on its ability to add additional personnel commensurate with the growth of its business, if any. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be adversely affected.

OUR BYLAWS LIMIT THE LIABILITY OF, AND PROVIDE INDEMNIFICATION FOR, OUR OFFICERS AND DIRECTORS.

Our Bylaws, provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Director or officer of the Company is or was serving at the request of the Company or for its benefit as a Director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and Directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company's assets. Stockholders who have questions respecting the fiduciary obligations of the officers and Directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the 1933 Act and the rules and regulations thereunder is against public policy and therefore unenforceable.

IF WE BECOME A FULLY REPORTING PUBLIC COMPANY, WE WILL INCUR SIGNIFICANT INCREASED COSTS IN CONNECTION WITH COMPLIANCE WITH SECTION 404 OF THE SARBANES OXLEY ACT, AND OUR MANAGEMENT WILL BE REQUIRED TO DEVOTE SUBSTANTIAL TIME TO NEW COMPLIANCE INITIATIVES.

If this Registration Statement becomes effective and we become a fully reporting public company, we anticipate incurring significant legal, accounting and other expenses in connection with this status. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and new rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Risks Relating To the Company’s Securities

WE HAVE NEVER ISSUED CASH DIVIDENDS IN CONNECTION WITH OUR COMMON STOC K AND HAVE NO PLANS TO ISSUE DIVIDENDS IN THE FUTURE.

We have paid no cash dividends on our common stock to date and it is not anticipated that any cash dividends will be paid to holders of our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of our business, it is anticipated that any earnings will be retained to finance our future expansion.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS.

Our common stock will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

In addition, various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

WE DO NOT CURRENTLY HAVE A PUBLIC MARKET FOR OUR SECURITIES. IF THERE IS A MARKET FOR OUR SECURITIES IN THE FUTURE, SUCH MARKET MAY BE VOLATILE AND ILLIQUID.

There is currently no public market for our common stock. In the future, we hope to quote our securities on the Over-The-Counter Bulletin Board (“OTCBB”). However, we can make no assurances that there will be a public market for our common stock in the future. If there is a market for our common stock in the future, we anticipate that such market would be illiquid and would be subject to wide fluctuations in response to several factors, including, but not limited to:

(1)	actual or anticipated variations in our results of operations;
(2)	our ability or inability to generate new revenues;
(3)	the number of shares in our public float;
(4)	increased competition; and
(5)	conditions and trends in the market for food and beverages.

Furthermore, if our common stock becomes quoted on the OTCBB in the future, of which there can be no assurance, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Additionally, moving forward we anticipate having a very limited number of shares in our public float, and as a result, there could be extreme fluctuations in the price of our common stock. Further, due to the limited volume of our shares which trade and our limited public float, we believe that our stock prices (bid, asked and closing prices) are entirely arbitrary, are not related to the actual value of the Company, and do not reflect the actual value of our common stock (and in fact reflect a value that is much higher than the actual value of our common stock). Shareholders and potential investors in our common stock should exercise caution before making an investment in the Company, and should not rely on the publicly quoted or traded stock prices in determining our common stock value, but should instead determine value of our common stock based on the information contained in the Company's public reports, industry information, and those business valuation methods commonly used to value private companies.

NEVADA LAW AND OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE SHARES
OF COMMON STOCK, WHICH SHARES MAY CAUSE SUBSTANTIAL DILUTION TO OUR SHAREHOLDERS.

Pursuant to our Articles of Incorporation, we have 30,000,000 shares of common stock authorized. As of August 31, 2009, we had 5,595,000 shares of common stock issued and outstanding. As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without shareholder approval, which if issued would cause substantial dilution to our then shareholders. As a result, the issuance of shares of common stock may cause the value of our securities to decrease and/or become worthless.

IF OUR COMMON STOCK IS NOT APPROVED FOR QUOTATION ON THE OVER-THE-COUNTER BULLETIN
BOARD, OUR COMMON STOCK MAY NOT BE PUBLICLY TRADED, WHICH COULD MAKE IT DIFFICULT TO
SELL SHARES OF OUR COMMON STOCK AND/OR CAUSE THE VALUE
OF OUR COMMON STOCK TO DECLINE IN VALUE.

In order to have our common stock quoted on the OTCBB, which is our current plan, we will need to first have this Registration Statement declared effective; then engage a market maker, who will file a Form 15c2-11 with the Financial Industry Regulatory Authority ("FINRA"); and clear FINRA comments to obtain a trading symbol on the OTCBB. Assuming we clear SEC comments and assuming we clear FINRA comments, of which we can provide no assurances, we anticipate receiving a trading symbol and having our shares of common stock quoted on the OTCBB in approximately one (1) to two (2) months after the effectiveness of this Registration Statement. In the event we are unable to have this Registration Statement declared effective by the SEC or our Form 15c2-11 is not approved by the FINRA, we plan to file a 15c2-11 to quote our shares of common stock on the Pink Sheets. If we are not cleared to have our securities quoted on the OTCBB and/or in the event we fail to obtain effectiveness of this Registration Statement, and are not cleared for trading on the Pink Sheets, there will be no public market for our common stock and it could be difficult for our then shareholders to sell shares of common stock which they own. As a result, the value of our common stock will likely be less than it would otherwise due to the difficulty shareholders will have in selling their shares. If we are unable to obtain clearance to quote our securities on the OTCBB and/or the Pink Sheets, it will be difficult for us to raise capital and we could be forced to curtail or abandon our business operations, and as a result, the value of our common stock could become worthless.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the selling shareholders shares of commons stock registered herein.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our outstanding shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of our Directors and executive officers. There are no other persons who can be classified as a promoter or controlling person of us. Our officers and Directors are as follows:

Name	Age	Position
Aaron Suen	33	Chief Executive Officer, President, Secretary and Director

Donald Thrasher	38	Vice President of Operations and Director

Aaron Suen

Aaron Suen has served as Chief Executive Officer, President, Secretary and Director of the Company since its inception in March 2008. He is also currently the Director of Triple O – Star Elite Enterprise Limited in Hong Kong, China, Triple O – Triple Bite in Bangkok, Thailand and Triple O – Magic Taste in Seoul, South Korea (collectively “Triple O Asia”), a position he has held since November 2003. Further, since July 2007, he has been the Director of Bite Limited, a food and beverage company based in Hong Kong, China that is the parent company of Triple O Asia.

Donald Thrasher

Donald Thrasher has served as Vice President of Operations and Director of the Company since its inception in March 2008. Previously, Mr. Thrasher served as Chief Executive Officer and Director of Drink Zevia, LLC from January 2007 to April 2007. From November 2004 to January 2007, he was the Chief Executive Officer and Director of Thrasher Beverage Co. Mr. Thrasher has a degree in Political Science which he earned from the University of California, Los Angeles in 1995.

Aaron Suen, Candice Suen and Donald Thrasher are our only employees. We do not have an employment agreement with Mr. Suen, Ms. Suen or with Mr. Thrasher. Each of Mr. Suen, Ms. Suen and Mr. Thrasher have employment outside of the Company. Mr. Suen spends only approximately 20 hours per week on Company matters, Ms. Suen spends approximately 5 hours per week on Company matters fand Mr. Thrasher spends only approximately 5 hours per week on Company matters.

Our Directors and any additional Directors we may appoint in the future are elected annually and will hold office until our next annual meeting of the shareholders and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. Our officers and Directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of all shares of common stock as of August 31, 2009 by (i) each person who owns beneficially more than five percent (5%) of the outstanding shares of common stock based on 10,595,000 shares outstanding as of August 31, 2009, (ii) each of our Directors, (iii) each named executive officer and (iv) all Directors and officers as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned (1)
Aaron Suen
CEO, President, Secretary and Director
1223 Wilshire Boulevard, #467 Santa	2,500,000	44.7%
Monica, California 90403

Donald Thrasher
1745 North Orange Drive #201	2,500,000	44.7%
Los Angeles, California 90028

All Officers and Directors as a Group (2	5,000,000	89.4%
persons)

(1) The number of shares of common stock owned are those "beneficially owned" as determined in accordance with Rule 13d-3 of the Exchange Act of 1934, as amended, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right.

INTEREST OF NAMED EXPERTS AND COUNSEL

None.

EXPERTS

The financial statements of the Company as of February 28, 2009 included in this Prospectus have been audited by LBB & Associates Ltd. , LLP , our independent auditors, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes and our Bylaws allow us to indemnify our officers and Directors from certain liabilities, and our Bylaws state that we shall indemnify officers, Directors and individual serving at the request of the Company under certain circumstances. Namely, our Bylaws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Director or officer of the Company is or was serving at the request of the Company or for its benefit as a Director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

Our Bylaws further provide that the expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. Further, such right of indemnification shall be a contract right which may be enforced in any manner desired by such person, and such right of indemnification shall not be exclusive of any other right which such Directors, officers or representatives may have or hereafter acquire, and they shall be entitled to their respective rights of indemnification under any bylaw agreement, vote of stockholders, provision of law or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview

We were incorporated as a Nevada corporation on March 31, 2008. We intend to manufacture and formulate for sale pure bottled water, vitamin enhanced flavored water, and a unique concentrated energy water. It is our intention to develop a business concept that blends health nutrition, lifestyle, and water, in one complete package with unique design and marketing elements.. We anticipate gathering our water, which will be the basis of all our products, from a pristine glacial source located in British Columbia, Canada. We have no formal agreement to extract water at this time. We also plan on having extremely low total dissolved solids in our water products and will endeavor to provide a smooth flavor and pure taste throughout our product line. We believe our product line will be a great tasting and unique alternative to sugar-laden sodas and fruit juices.

Our mailing address is 1223 Wilshire Boulevard, #467, Santa Monica, California 90403 and our telephone number is (917) 292-2766.

Business Plan

Our proposed business plan has three goals:

1.	Provide proper nutritional benefit

To achieve this we intend to hire a panel of authorities on nutrition and health medicine to ensure our products provide real health benefit to our customers.

2.	Offer great tasting all natural flavors

We plan to introduce flavor profiles that can be considered exotic but are consumed quite often in Asia and are still yet to be fully discovered in the Americas. Our flavors will include:

Aloe Vera	Mandarin Orange and Kumquat
Blueberry, Acai, and Pomegrante	Manosteen
Carambola (Star fruit)	Nashi Pear
Guava	Passion Fruit
Lychee

3.	Be “cool”

Our packaging will be completely different and trend setting. We will offer an urban edge only recently seen in clothing and other mediums. We plan to periodically introduce limited edition custom flavors, depending on the objective.

Product Description

Our products will be segmented into four beverages:

VIM Pure

VIM Pure will contain only pure glacial water, with nothing else added, nothing taken away, just “pure”. Glacial waters are considered one of the most pure forms of water. Water purity and quality is directly related to the amount of total dissolved solids (“TDS”) found in the water. TDS is expressed in unit of milligrams per unit of water (“mg/l”), also referred to as parts per million (“ppm”). People tend to correlate better tasting water to low TDS. We anticipate that our TDS will be one of the lowest on the market at around 48.

VIM DNA

The VIM DNA category will consist of our health themed line of drinks enriched with essential vitamins and minerals.. The VIM DNA category will include the following products:

GOON. Acai, Blueberry and Pomegranate are the three most powerful natural antioxidant fruits in the world. Acai is considered to be one of the most nutritious and powerful foods on the Earth. Blueberries and Pomegranate also contain a high abundance of antioxidants. Antioxidants are molecules that can safely interact with damaging free radicals and terminate the chain reaction before vital human molecules are damaged.

RALLY. A dose of electrolytes: Sodium, Potassium, and Calcium.

DAILY. Our multivitamin in a drink. “Daily” will contain a combination of essential vitamins to maintain proper health and vigor.

BL-T. An optimal amount of vitamins B and L-Theanine to relieve stress.

GURU. B vitamins, Gingko Biloba, and Selenium.

ANTIDOTE. Vitamin C and Zinc.

VIM Energy

VIM “Mighty Mite” is our energy water. The beverage will contain natural caffeine and essential amino acids, VIM “Mighty Mite” will be in a small package. At only 38 percent the size of our other beverages (6 fluid oz.).

VIM Lite

With a hint of flavor, VIM Lite is low in sugars and therefore low in calories but full of nutrients. VIM Lite will prove successful with those counting calories or those who just want the slightest hint of peach or lemon in their water.

Marketing

We believe that today’s health conscious consumers are shifting away from beverage products that offer little nutritional value and have high sugar contents. We believe they are choosing healthier options, in particular bottled and enhanced water. Water offers many health benefits, including the cleansing and flushing of your body’s system, hydration and increased energy. Consumers have pushed water based beverage sales into the double digits, while soft drink sales have fallen steadily since 2005, marking the first such decline in 20 years. Source: beveragemarketing.com

We believe there are key factors that are fueling the shift from traditional beverages to healthier alternatives. We believe that consumers take into account six factors before buying a particular beverage:

Convenience. In today’s fast paced American lifestyle, it is just easier to grab a bottle of water and go about your day, knowing that a bottle of water is close by at all times. It is much harder to scout out a place to find something to drink.

Health. We believe that because of healthier lifestyles, consumers want beverages that provide a purpose or function and assist in their body’s daily nutrient demands. Consumers are also looking for beverages to address key health concerns, such as weight management, joint health, heart health, energy, diabetes and even skincare.

Luxury. These days, it seems that more and more products have been raised to a level of connoisseurship. By turning a commodity into an affordable luxury, various brands have demonstrated that there is significant consumer demand for highly differentiated products of a particular origin and formulation. We believe customers perceive value in products through quality of design, materials, and manufacture.

Quality. We believe that consumers are more educated about their water intake and realize that not all waters are created equal. Many waters can leave an unpleasant taste due to treatments of chlorine or naturally high sulfur content. Further, we believe that many sources are polluted from industry, as leaching of chemicals into our water supply has occurred. The Food and Drug Administration strictly regulate bottles of water sold in the United States. By drinking bottled water over tap water, consumers are able to better control what they are putting into their bodies.

Tastes. We are of the opinion that the market is giving way to more sophisticated taste profiles and that people’s tastes, young and old, are simply changing. Consumers demand a more exotic and complex flavor and are shying away from “kid” flavors of the past. We anticipate that key trends will be for more natural flavors, flavors that are light and evoke a sense of freshness and beverages that are low in sugars and provide a more clean and refreshing experience.

Variety. We believe that consumers increasingly want something extra with their water, whether that is flavor, vitamins, or functionality. Many people are buying bottled water and adding tablets or powders to get the extra vitamins and flavor into their everyday hydration routine.

We anticipate having two broad types of customers: existing and switchers. Existing consumers are those that currently drink bottled water or enhanced/functional beverages made by our competitors. We believe these consumers are health orientated, active, and are the early adopters. They are up to date on the latest trends and/or are creating new ones. The switchers are consumers that take a slower approach. They like to see what the existing consumers are doing, are less impulsive and tend to follow the lead. Switchers are those currently drinking sodas, traditional drinks like milk, coffee and even regular tap water. Switchers also include young adults. We believe that as they get older and their palettes mature they “switch” away from children focused drinks like juice boxes and artificial drinks.

Existing customers are only half our intended market. We believe that our competitors in the functional beverage market do not focus enough on “switchers.” That is why growth rates for this segment in the beverage industry is so high, we have just only seen sales from the early adopters and have not seen true saturation. In addition, we believe this applies only to the United States and Canada markets, with other parts of the world, namely Asia, not having a premium/enhanced bottle water market yet! Our geographical focus will be aimed at U.S./Canada and China/Japan/Korea.

Our target demographics in both regions will be:

  Male/Female
  Ages 16-40
  Health conscious consumers that watch what they eat
  Inhabitants of urban environments and metropolitan areas
  College educated and young professionals
  Early adopters and trendsetters
  New adopters and teenagers
  Customers of Whole Foods, Wild Oats, Dean and Deluca, Urban Fare, Natural and Upscale Markets
  Customers of Urth Café, Starbucks, and Jamba Juice
  Baby Boomers who want to act and feel younger

The U.S. market share of bottled water is estimated at 12 billion dollars. Market share for energy drinks is estimated at 9 billion dollars. Estimated market share for enhanced water is currently at 4 billion, and growing. Our total potential market is 25 billion in the United States alone. Source: Credeur, Mary Jane. “Nestle Loses Sales as Alice Waters Ban Bottled Water” Bloomberg.com

Guerilla Marketing

We believe guerilla marketing to be the most effective way to reach our target consumers. Guerilla marketing is a way to go after conventional goals using unconventional means. In other words, it means investing time, energy, imagination and information instead of money. We will take a youthful, often playful approach to our marketing. Our tongue in cheek approach will get us noticed. We intend to stand out through our wits not our might.

Co-branding

We intend to collaborate with companies that share our vision and our culture. For us, they are those companies whose customers live an active lifestyle in an urban setting. We have no such co-branding agreements at this time.

While we hope to enter into co-branding collaborations with multiple companies in the future, there are no assurances that we will be successful in any of these co-branding endeavors.

Sporting Events

We intend to market ourselves in the skateboarding industry that is 13 million strong. Source: Dyrdek, Rob. “Bio” DC Shoes http://skate.dcshoes.com/team/rob-dyrdek/

It’s our opinion that skateboarding has helped shape popular culture and has influenced every extreme sports category. Its non-competitive attitude is something we embrace and we feel that this is the perfect environment for first time adopters. Eighty percent of skateboarders are under 18 years of age. Sponsorship at skateboarding competitions provide a cost effective grassroots campaign. We believe this will be an excellent way to target new consumers. We have no sponsorship agreements in place at this time.

PR Events

We plan to launch a series of events that are held in Los Angeles and in New York.

Trade Shows/Promotions

We believe promotion and education will be a key factor in the success of our products. Point of sale materials and sampling will be used in retail environments. We intend to hire a “street” team that will visit colleges and key high traffic locations across the city and distribute free samples. We also plan to attend all major trade shows including Beverage Forum, International Bottled Water Association, NACS, and Natural Products Expo.

Charity

Once a year we intend to design a non-profit drink for a charity of our choice. We believe in giving back to the community. We feel as a company we can use our creativity and our resources to be socially responsible. We believe that as a result of this people would view us as a Company that helps them with their hydration, but also as someone who helps society as a whole. One example could be designing a Pink Grapefruit flavor with cancer fighting vitamins A and C for the Breast Cancer Research Foundation.

Design and Packaging

We intend to retain Gravy, a design firm to design our logo and help with label explorations. The firm’s current and past clients include Nike Inc, Burton Snowboards, Analog Clothing, Sebastian International, and Paul Frank Industries.

For our packaging, we will be working with a world recognized design firm, whose achievements include 3 recent international Gold Medal awards in bottle design and Best Juice Bottle in the world in 2003.

Competition

The competition in the bottled water industry is very high. Our competition will include two of the big largest soft drink bottlers: PepsiCo Inc. which owns Aquafina, Gatorade, and SoBe Lifewater and The Coca-Cola Company which owns Dasani, Powerade and just recently purchased, Vitaminwater.

PepsiCo’s Propel fitness water, the leader in the U.S. enhanced water category with a 35.7 percent market share, grew 26 percent in the first half of 2006. But number 2 brand Glaceau, which has a market share of 16.8 percent grew its sales by 148 percent during the same period. Coca-Cola Company has stated that the acquisition of Glaceau will expand the Company's ability to meet consumers' needs further across the entire spectrum of sparkling and still beverages. We anticipate these categories making up a large portion of the beverage industry's volume and gross profit growth in North America through 2010. Source: Sorkin, Andrew Ross. “Coca- Cola Agrees to Buy Vitaminwater” The New York Times http://www.nytimes.com/2007/05/26/business/26drink-web.html

Two established companies that will provide direct competition to our proposed product line are Nestle and Clearly Canadian. Nestle owns Poland Spring, Arrowhead and Pure Life and currently has a small beverage portfolio but it is the leader in bottled water sales with a 30.4 percent share of the U.S. market. Source: Nestle Waters North America. “At a Glance 2007” Nestle waters http://www.nestle-watersna.com/pdf/At_A_Glance_2007.pdf

We expect them to make a drive into the enhanced water market. Also unique is a company from Canada called Clearly Canadian Beverage Corporation, which has been around since 1988 and was one of the first to introduce flavored water. Clearly Canadian has revamped their whole product line for 2006, now including enhanced waters as well as their original sparkling water beverages.

Finally, we will have competition from many startups just like us: Base Concept, Function Drinks, Hint, O beverages, and Penta Water Company. Currently their market share is small but increasing as many large grocers have added them to their alternative beverage section.

Analyzing the Competition

We face formidable competition, but we in our opinion there is enough room in the market to support functional beverage makers. The companies listed above have had great success in the marketplace and continue to grow their offerings. However, we believe we have a different product, a superior product and better market strategy.

We believe VIM will represent an evolution in functional beverages. Our goal is to provide a substantial amount of antioxidants, vitamins, and phytonutrients,. We believe that our competitors have not fully utilized these areas and we intend to develop them and be the first to bring them to market.

Manufacture

Flavor

Flavor is a vital part of our product line, therefore we intend to contract the best flavor companies in the industry to custom develop our profiles. We intend to enter an agreement with Allen Flavors Inc. to do our formulation. We have no agreement at this time.

Contract Packaging

VIM Beverage will utilize “contract packaging” to manufacture our products. We believe utilizing contracting facilities is the most cost efficient route we can take. Contract packaging services package and/or label products that are manufactured by other companies.

We intend to use packaging that will be a 16 oz or 20 oz PET bottle supplied by Ball Corp. We have no agreement at this time. We intend to purchase cut-and-stack labels from Renaissance Mark located in Nevada. Cut and stack labels are a cost effective, non-adhesive film product generally used for food inserts or other decorating applications.

Distribution

U.S./Canada Distribution

We intend to retain a distributor to target small retailers. These smaller retailers include corner stores, hotels, cafes, and gyms. If and when exposure increases we intend to target specialty grocery chains whose niche customers are health orientated and tend to spend more on quality products. These include: Dean and Deluca, Whole Foods, Wild Oats, and Urban Fare. By the end of year two we hope to be in all major national grocers such as Ralphs, Vons, Albertsons, and Safeway. We expect heavy interest for our “Pure” line of waters in the Food & Beverage industry. We have no agreement with a distributor at this time.

Asia Distribution

Hong Kong and China. We have contacts and existing relationships in Hong Kong and China for our products to be placed in upscale grocers and department stores, including Great (Asia’s version of Dean and Deluca), City Super with 7 locations in Hong Kong, Sogo with 2 large outlets in Hong Kong, and an additional 17 locations in China. We also are looking to place products into existing retailers such as Pacific Coffee with 66 locations, and at Hong Kong’s leading luxury hotel group Mandarin Oriental. We have no formal agreements with any these establishments at this time.

Pricing

We believe we will need to pursue a “premium” product positioning in order to operate profitably in our market. We anticipate that the cost of goods will go down as manufacturing volumes increase but we have no assurance that volume will increase or cost of goods will decrease if volume does increase. The following is our anticipated pricing schedule and is subject to change:

	DNA ENERGY LITE	PURE

Retail Price Target (per bottle)	$1.98	$1.25
Retailer Margin	38.00%	38.00%
Distributor Price (per bottle)	$1.23	$0.78
Distributor Price (per case)	$29.61	$18.72
Distributor Margin (%)	25.00%	25.00%
Distributor Margin (per case)	$7.40	$4.68
VIM Price (per case)	$22.21	$14.04
Cost of Goods (per case)	$12.65	$6.04
Gross Profit (per case)	$9.56	$8.00

Industry & Market Trends

The bottle/enhanced water segment has continued to grow at a phenomenal pace as consumers continue to seek out healthier alternatives to soft drinks. Recent research from Beverage Digest, an industry trade journal, states plain and enhanced water are set to drive nearly a third of the beverage industry's growth through 2009.

Global consumption of bottled water more than doubled between 1997 and 2005, securing the product’s place as the world’s fastest-growing commercial beverage. The United States remains the largest consumer of bottled water, but among the top ten countries, India has nearly tripled its consumption, while China more than doubled its consumption between 2000 and 2005.

United States

2002 marked the first year that Americans have bought more bottle water than beer or coffee. Sales that year reached $7.7 billion. Currently, end of year sales are expected to grow to $12 billion, a 64 percent growth over 6 years at an average rate of over 10 percent growth a year. Source: Petersen, Andrea. “About Bottled Water” Wall Street Journal http://www.harisingh.com/news4.htm

Enhanced water is said to have greater potential since it is a more recent introduction to consumers. Glaceau has reported 270 percent growth year over year, surpassing industry growth. The enhanced water market has been speculated to be at $4 billion, in 2000 it was 20 million, averaging a compounded annual growth rate of 114 percent.

PepsiCo's figures showed no signs of a let-up in the consumer shift towards non-carbonated beverages. The group's Gatorade sports drink as well as Aquafina and Propel fitness water were its star performers in North America, offsetting a dip in fizzy soda sales. In 2005 sales show a 23 percent increase in non-carbonated beverages and a 1 percent decline in both its two largest sellers, Pepsi and Diet Pepsi. As was the same in 2006 as continued growth in non-carbonated beverages totaled 18 percent and another 1 percent decline respectively.

New School Guidelines

Citing concerns about a national epidemic of childhood obesity, many U.S. states have either banned the sale of sugary drinks in the public education system or have legislation already in the works. Due to overall public opinion, the American Beverage Association and the Alliance for a Healthier Generation have developed new “School Beverage Guidelines”. Its aim is to reduce the number of calories present in beverages throughout the school by providing students with even more low-calorie and nutritious beverages. These guidelines were adopted in May 2006 as part of a broader effort to teach children the importance of a balanced diet and exercise.

VIM’s line of beverages will meet the High School standard of having: bottled water, no or low calorie beverages, and beverages with no more than 66 calories per 8 fl ounces. Therefore we will not be restricted in the American education system, where manufacturers like Coke and Pepsi are banned from selling sodas.

The guideline is as follows:

Elementary Schools

  Bottled water
  Up to 8 ounce servings of milk and 100% juice
  Fat-free or low-fat regular and flavored milk and nutritionally equivalent (per USDA) milk alternatives with up to 150 calories/ 8 ounces*
  100% juice with no added sweeteners, up to 120 calories / 8 ounces, and with at least 10% of the recommended daily value for three or more vitamins and minerals

Middle School

  Same as elementary school, except juice and milk may be sold in 10 ounce servings
  As a practical matter, if middle school and high school students have shared access to areas on a common campus or in common buildings, then the school community has the option to adopt the high school standard

High School

  Bottled water
  No -or low -calorie beverages with up to 10 calories / 8 ounces
  Up to 12 ounce servings of milk, 100% juice and certain other drinks
  Fat-free or low-fat regular and flavored milk and nutritionally equivalent (per USDA) milk alternatives with up to 150 calories / 8 ounces*
  100% juice with no added sweeteners, up to 120 calories / 8 ounces, and with at least 10% of the recommended daily value for three or more vitamins and minerals
  Other drinks with no more than 66 calories / 8 ounces
  At least 50% of non-milk beverages must be water and no-or low-calorie options

Source: “School Beverage Guidelines” American Beverage Association http://www.ameribev.org/nutrition--science/school-beverage-guidelines/

Asia

China has a very large population. For the past twenty-six years or so China has exhibited extremely rapid growth. Due to the size of its economy and markets, it will have a relatively large share of production and consumption of most goods and services on the planet.

China has a population of 1.3 billion people and an economy that is growing at a rate of over 9 percent annually. Source: “The World Factbook” Central Intelligence Agency https://www.cia.gov/library/publications/the-world-factbook/geos/ch.html

China's ongoing economic transformation has had a profound impact not only on China but also on the world. The market-oriented reforms China has implemented over the past two decades have unleashed individual initiative and entrepreneurship. The result has been the largest reduction of poverty and one of the fastest increases in income levels ever seen. China today is the fourth-largest economy in the world. It has sustained average economic growth of over 9.5% for the past 26 years. Source: Bradsher, Keith. “Chinese Economy Grows to 4th Largest in the World” The New York Times http://www.nytimes.com/2006/01/25/business/worldbusiness/25cnd-yuan.html

The Chinese Academy of Social Sciences (“CASS”) released a report earlier this year that suggested China's "middle class" accounted for 19 per cent of the country's 1.3 billion population by 2003. In 2010 170 million people will be classified as middle stratum. Based on an annual growth of one percentage point, the "middle class" people in China is expected to make up for 40 per cent of the total population in 2020, the academy report said. Source: Chinese Academy of Social Sciences http://bic.cass.cn/English/InfoShow/Arcitle_Show_Cass.asp?BigClassID=1&Title=CASS

That figure would amount to a 520 million strong middle class based on today’s population without factoring future population growth. That is roughly 1.7 times the population of the entire United States.

China will offer a glimpse of what will become the biggest consumer marketplace in the world. While some observers expect that will happen around 2020, others say it could occur as early as 2012. By some estimates, more than 100 Chinese cities hope to become international entities; already the country has 10 cities the size of New York City. For marketers, these new consumers will drive future growth as they enjoy double-digit annual increases in disposable income. These statistics point to an inevitable trend: growing affluence in the world's most populous country and rising demand for affordable luxury goods.

In 1997, China was the ninth largest consumer of bottled water. By 2005 water consumption in China has risen to third greatest.

Source: “ Bottled Water Consumption by Country, 1997 to 2004” Pacific Institute http://www.worldwater.org/data20062007/Table10.pdf

Asia Pacific was the best area performer for Pepsi, with China leading the way. The firm's sales jumped 16 per cent for the region last year. Source: “Emerging markets lift PepsiCo sales” AP-Food Technology http://www.ap-foodtechnology.com/Industry-drivers/Emerging-markets-lift-PepsiCo-sales

There were signs that long-term carbonated drinks growth in China may, nevertheless, come under pressure from consumer health trends as already seen in developed markets. Non-carbonated beverages from both Coca-Cola and PepsiCo matched, and even out-performed in places, their fizzy counterparts in the country.

Intellectual Property

VIM Beverage, Inc. owns the rights to the registered internet domain names “www.vimbeverage.com” and “www.vitalityimproved.com.”, however, such websites are not currently operational and the Company does not anticipate that such websites will be operational until the Company can raise additional funds, if ever. Further, we have trademarked the following terms: “VIM,” “Vitality Improved,” and “Our Science, Your Senses.” Other than these trademarks, the Company does not own any patents or licenses related to its products or services or any copyrights or additional trademarks.

Employees

As of the date of this Registration Statement, we have only three employees, Aaron Suen, Donald Thrasher and Candice Suen, all of whom are not paid any salary or accruing any salary. Currently, Mr. Suen is the Company’s Chief Executive Officer, President, Secretary and Director; Mr. Thrasher is the Company’s Vice President of Operations and Director; and Candice Suen is responsible for Asian marketing for the Company. Mr. Suen, Mr. Thrasher and Ms. Suen all have employment separate from the Company’s operations, and therefore they are only able to spend a limited amount of time on the Company’s operations. The Company does not have an employment agreement with Mr. Suen, Mr. Thrasher or Ms. Suen. Ms. Suen is the sister of Mr. Suen.

Description of Property

The Company’s President and Director, Aaron Suen currently supplies the Company the use of office space in his home free of charge. The office space encompasses approximately 200 square feet. Neither the Company nor Mr. Suen currently have any plans of seeking alternative arrangements for the Company’s office space and/or changing the terms of the Company’s use of such office space.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements.

Plan Of Operation

Our plan of operation for the twelve months following the date of this prospectus is to implement the proposed marketing program set out above. We anticipate that the total cost of this program could be up to $200,000.

As well, we anticipate spending an additional $15,000 on professional fees, including fees payable in connection with the filing of this registration statement, complying with reporting obligations and general administrative costs. Total expenditures over the next 12 months are therefore expected to be $200,000.

We currently have enough funds on hand to complete our initial phase 1 of our business plan and to pay for expenses associated with this offering. To complete our proposed Phase 2 marketing program will require additional funding. We anticipate that additional funding will be required in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund the second phase of the marketing program. We believe that debt financing will not be an alternative for funding the complete marketing program. We do not have any arrangements in place for any future equity financing.

Our cash reserves are not sufficient to meet our obligations for the next twelve-month period. As a result, we will need to seek additional funding in the near future. We currently do not have a specific plan of how we will obtain such funding; however, we anticipate that additional funding will be in the form of equity financing from the sale of our common stock. Our management is prepared to provide us with short-term loans, although no such arrangement has been made. At this time, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock or through a loan from our directors to meet our obligations over the next twelve months. We do not have any arrangements in place for any future equity financing.

We have not and do not intend to seek debt financing by way of bank loan, line of credit or otherwise. Financial institutions do not typically lend money to start up companies with no stable source of revenue.

Results Of Operations

From Inception on March 31, 2008

We did not earn any revenues during the period ending August 31, 2009. We have not commenced the marketing stage of our business, other than the review of data and online research, and can provide no assurance that we will generate revenue from the proposed sale of our beverages.

We incurred operating expenses in the amount of $20,218 for the period from our inception on March 31, 2008 to August 31, 2009. These operating expenses were comprised of general and administrative costs. During this period we had interest income of $150.

Three Months Ended August 31, 2009 and August 31, 2008

We incurred operating expenses in the amount of $2,875 for the three months ended August 31, 2009. These operating expenses were comprised of general and administrative costs. We had no income during this period. We incurred operating expenses in the amount of $97 for the three months ended August 31, 2008. These operating expenses were comprised of general and administrative costs. During this period we had interest income of $41.

Six Months Ended August 31, 2009 and the period from March 31, 2008 to August 31, 2008

We incurred operating expenses in the amount of $8,175 for the six months ended August 31, 2009. We incurred operating expenses of $97 for the period from March 31, 2008 through August 31, 2008. These operating expenses were comprised of general and administrative costs. We had no income during this period.

We will be dependent upon obtaining financing to pursue marketing activities. For these reasons our auditors have raised substantial doubt that we will be able to continue as a going concern.

Since inception, we have used our common stock to raise money for our proposed beverage operations and for corporate expenses. Net cash provided by financing activities from inception on March 31, 2008 to August 31, 2009 was $64,500, as a result of proceeds received from subscriptions.

The period from March 31, 2008 through February 28, 2009

We incurred operating expenses of $12,043 for the period from March 31, 2008 through February 28, 2009.

Liquidity and Capital Resources

As of the date of this registration statement, we have not generated any revenues from our proposed business operations.

We had total assets, consisting solely of current assets of cash of $46,322 as of August 31, 2009.

We had total liabilities consisting solely of current liabilities of $1,890 as of August 31, 2009.

We had working capital of $44,432 and a total accumulated deficit of $20,068 as of August 31, 2009.

We had net cash flows used in operating activities of $7,285 for the six months ended August 31, 2009, which included $8,175 of net loss offset by $890 of accounts payable and accrued liabilities.

We had $5,000 of cash flows provided by financing activities for the six months ended August 31, 2009, which was comprised of $5,000 of proceeds from the sale of common stock.

We have no current commitment from our officers and Directors or any of our shareholders to supplement our operations or provide us with financing in the future. If we are unable to raise additional capital from conventional sources and/or additional sales of stock in the future, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.

In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

We issued 5,000,000 shares of common stock through a Section 4(2) offering in March 2008. Suen and Thrasher purchased the shares at a price of $0.001 per common share for total cash consideration of $2,500 each.

The Company estimates the need for approximately $200,000 of additional funding during the next 12 months to continue our business operations to expand our operations as planned. If we are unable to raise adequate working capital for fiscal 2009, we will be restricted in the implementation of our business plan.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

At inception on March 31, 2008, we issued 5,000,000 shares of stock to our founding shareholders for $5,000 of subscription receivables. The subscription receivables were collected during the six months ended August 31, 2009.

During the period from inception (March 31, 2008) to February 28, 2009 we received subscriptions of $59,500 for 595,000 common shares at $0.10.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
Name	Year	Salary	Bonus	Stock	Option	Non-Equity	Nonqualified	All Other	Total
and	Ended	($)	($)	Awards	Awards	Incentive Plan	Deferred	Compensation*	($)(1)
principal	February			($)	($)	Compensation	Compensation	($)
position	28					($)	Earnings ($)

Aaron	2008	Nil-	-Nil	Nil-	Nil-	-Nil	-Nil	Nil-	-Nil
Suen
CEO,
President,
Secretary
and
Director
Donald
Thrasher	2008	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Director

* Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation. Other than the individual listed above, we had no executive employees or Directors during the years listed above.

(1) No Executive Officer received any bonus, restricted stock awards, options, non-equity incentive plan compensation, nonqualified deferred compensation earnings or any other material compensation since the Company was incorporated, and no salaries are being accrued.

COMPENSATION DISCUSSION AND ANALYSIS

Director Compensation

Our Board of Directors, currently consisting of Aaron Suen and Donald Thrasher, does not currently receive any consideration for their services as Directors of the Company. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our sole executive officer, Aaron Suen, in their sole determination. As our sole executive officer currently draws no compensation from us, we do not currently have any executive compensation program in place. Although we have not to date, our Board of Directors also reserves the right to pay our executives a salary, and/or to issue them shares of common stock in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award certain executives with long-term, stock-based compensation in the future, in the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

CORPORATE GOVERNANCE

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors reviews the Company's internal accounting controls, practices and policies.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 30,000,000 shares of common stock, $0.001 par value per share (“Common Stock”).

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of Directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

Options, Warrants and Convertible Securities

We have no options or warrants outstanding.

SHARES AVAILABLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock could adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through the sale of equity securities.

Upon the date of this Prospectus, there are 5,595,000 shares of common stock issued and outstanding. Upon the effectiveness of this Registration Statement, 595,000 shares of common stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops. The remaining 5,000,000 shares of our currently issued and outstanding common stock which are not being registered pursuant to this Registration Statement will constitute “restricted securities” as that term is defined by Rule 144 of the Act and bear appropriate legends, restricting transferability. The Company may also raise capital in the future by issued issuing additional restricted shares to investors.

Restricted securities may not be sold except pursuant to an effective registration statement filed by us or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Act.

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. As we are a “shell company” pursuant to Rule 144, sales of our securities pursuant to Rule 144 are not able to be made until 1) we have ceased to be a “shell company; 2) we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934,

as amended, and have filed all of our required periodic reports for a period of one year; and a period of at least twelve months has elapsed from the date “Form 10 information” has been filed with the Commission reflecting the Company’s status as a non-“shell company.”

Assuming we cease to be a “shell company” and at least a year has past since we filed “Form 10 information” with the Commission, and we have made all required filings for the past one (1) year, of which there can be no assurance, under Rule 144, in the event we remain a non-reporting company, a person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least one year previously, would be entitled to sell such shares under Rule 144 without restrictions. A person who may be deemed our affiliate, who owns shares that were purchased from us (or any affiliate) at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed 1% of the then outstanding Common Shares. Sales by affiliates are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

If the Company should cease to be a “shell company” and should become a “reporting company,” as defined by the SEC, the conditions applicable to the resale of securities under Rule 144 are different. If we become a reporting company, and are current in our filings for the previous one (1) year, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any affiliate) at least six months previously, would be entitled to sell such shares without restrictions other than the availability of current public information about us. A person who may be deemed our affiliate, who owns shares that were purchased from us (or any affiliate) at least six months previously would be entitled to sell his shares if he complies with the volume limitations, manner of sale provisions, public information requirements and notice requirements discussed above. A person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns restricted securities that were purchased from us (or any affiliate) at least one year previously, would be entitled to sell such shares under Rule 144 without restrictions.

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

This Prospectus relates to the resale of 595,000 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. Except as described in footnotes below, none of the selling stockholders have had a material relationship with us since our inception.

Selling Stockholders

Shareholder	Date Shares	Common	Amount Offered	Shares
	Acquired	Stock	(Assuming all	Beneficially
		Beneficially	shares	Owned
		Owned Before	immediately sold)	After Resale
		Resale
Babanejad, Rameil	May 2008	25,000	25,000	--
Bates, Christie	April 2008	10,000	10,000	--
Birza, Judson	May 2008	15,000	15,000	--
Carroll, Jonathon	April 2008	10,000	10,000	--
Cooke, Brian	April 2008	30,000	30,000	--
Darling, Melissa	April 2008	20,000	20,000	--
Debello, James	May 2008	25,000	25,000	--
Edwards, Tamara	August 2008	10,000	10,000	--
Field, Judith	April 2008	15,000	15,000	--
Flynn, Mary	April 2008	15,000	15,000	--
Grant, Lillian	April 2008	25,000	25,000	--
Halpern, Lianne	May 2008	20,000	20,000	--
Kemp, Amber	April 2008	20,000	20,000	--
Kidwell, Damon	May 2008	20,000	20,000	--

Kim, Jung	May 2008	30,000	30,000	--
Koifman, Brian	April 2008	20,000	20,000	--
Leech, Dianna	May 2008	15,000	15,000	--
Leonov, Simon	May 2008	25,000	25,000	--
McAvoy, Heather	May 2008	25,000	25,000	--
McGuiness, Michael	May 2008	25,000	25,000	--
Navarro, Johnny	May 2008	30,000	30,000	--
Petlyuk, Kelvin	April 2008	15,000	15,000	--
Pineda, Jolynn	June 2008	25,000	25,000	--
Shepherd, Jillian	April 2008	10,000	10,000	--
Singer, Oscar	May 2008	20,000	20,000	--
Sung, Suk	April 2008	20,000	20,000	--
Suzuki, Masumi	June 2008	15,000	15,000	--
Suzuki, Tashina	June 2008	25,000	25,000	--
Ward, Neely	April 2008	15,000	15,000	--
Zagruzny, Igor	June 2008	20,000	20,000	--
	TOTALS	595,000	595,000

* Purchased shares of common stock at $0.10 per share.

Upon the effectiveness of this Registration Statement, the 5,000,000 outstanding shares of common stock not registered herein, will be subject to the resale provisions of Rule 144. The 595,000 remaining shares offered by the selling stockholders pursuant to this Prospectus may be sold by one or more of the following methods, without limitation:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately-negotiated transactions;

o	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale; and

o	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities,

such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of the officers and Directors, and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of our Company, or any other objective standard of value. We believe that only a small number of shares, if any, will be sold by the selling shareholders, prior to the time our common stock is quoted on the OTC Bulletin Board, at which time the selling shareholders will sell their shares based on the market price of such shares. The Company is not selling any shares pursuant to this Registration Statement and is only registering the re-sale of securities previously purchased from us.

The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

We have advised the Selling Security Holders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of Common Stock by the Selling Security Holders. Additionally, there are restrictions on market-making activities by persons engaged in the distribution of the shares. The Selling Security Holders have agreed that neither them nor their agents will bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while they are distributing shares covered by this prospectus.

Accordingly, the Selling Security Holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the Selling Security Holders that if a particular offer of Common Stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying Registration Statement must be filed with the Securities and Exchange Commission.

Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

The Selling Security Holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our common stock and the Company’s common stock has never been quoted on any market or exchange. Except for this offering, there is no common stock that is being, or has been proposed to be, publicly offered. As of August 31, 2009, there were 5,595,000 shares of common stock outstanding, held by approximately 30 shareholders of record.

ADDITIONAL INFORMATION

Our fiscal year ends on February 28. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly, and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by Macdonald Tuskey, Vancouver, Canada

FINANCIAL STATEMENTS

The Financial Statements required by Item 310 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to VIM Beverage, Inc. are filed as part of this Prospectus.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
VIM Beverage, Inc.
(A Development Stage Company)
Santa Monica, California

We have audited the accompanying balance sheet of VIM Beverage, Inc. (the “Company”) as of February 28, 2009, and the related statements of operations, shareholders' equity, and cash flows for the period from March 31, 2008 (inception) to February 28, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VIM Beverage, Inc. as of February 28, 2009, and the results of its operations and its cash flows for the period from March 31, 2008 (inception) to February 28, 2009 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2010 raise substantial doubt about its ability to continue as a going concern. The 2009 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP

Houston, Texas
November 4, 2009

VIM BEVERAGE, INC.
(A Development Stage Company)
BALANCE SHEETS

	August 31,	February 28,
	2009	2009
	$	$
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash	46,322	48,607

Total Current Assets	46,322	48,607

Total Assets	46,322	48,607

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES

CURRENT LIABILITIES

Accounts payable and accrued liabilities	1,890	1,000

Total Current Liabilities	1,890	1,000

Total Liabilities	1,890	1,000

SHAREHOLDERS’ EQUITY

Common stock, $.001 par value, 30,000,000 shares authorized, 5,595,000 shares issued and outstanding at August 31, 2009 and February 28, 2009,
respectively	5,595	5,595
Additional paid in capital	58,905	58,905
Subscription receivables	-	(5,000)
Deficit accumulated during the development stage	(20,068)	(11,893)

Total Shareholders’ Equity	44,432	47,607

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	46,322	48,607

The accompanying notes are an integral part of these financial statements

VIM BEVERAGE, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			Six Months		March 31, 2008
	Three Months	Three Months	Ended	March 31, 2008	(Inception) to	March 31, 2008
	Ended	Ended	August 31,	(Inception) to	February 28,	(Inception) to
	August 31, 2009	August 31, 2008	2009	August 31, 2008	2009	August 31, 2009
	$	$	$	$	$	$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)

EXPENSES

General and administrative	2,875	97	8,175	97	12,043	20,218

Total Expenses	2,875	97	8,175	97	12,043	20,218

OTHER INCOME

Interest income	-	41	-	41	150	150

Total Other Income	-	41	-	41	150	150

NET LOSS	(2,875)	(56)	(8,175)	(56)	(11,893)	(20,068)

NET LOSS PER SHARE:
BASIC AND DILUTED	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)

WEIGHTED AVERAGE
SHARES OUTSTANDING:
BASIC AND DILUTED	5,595,000	5,583,846	5,595,000	5,433,170	5,520,868

The accompanying notes are an integral part of these financial statements

VIM BEVERAGE, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	Six Months	March 31, 2008	March 31, 2008	March 31, 2008
	Ended	(Inception) to	(Inception) to	(Inception) to
	August 31, 2009	August 31, 2008	February 28, 2009	August 31, 2009
	$	$	$	$
	(Unaudited)	(Unaudited)		(Unaudited)
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss	(8,175)	(56)	(11,893)	(20,068)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	890	–	1,000	1,890
Net Cash Used in Operating Activities	(7,285)	(56)	(10,893)	(18,178)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from sale of common stock	5,000	58,500	59,500	64,500
Net Cash From Financing Activities	5,000	58,500	59,500	64,500
NET INCREASE (DECREASE) IN CASH	(2,285)	58,444	48,607	46,322
CASH – BEGINNING	48,607	–	–	–
CASH – ENDING	46,322	58,444	48,607	46,322

Supplemental Cash Flow Information:
Cash paid for:
Interest	–	–	–	–
Income taxes	–	–	–	–
Non-cash transactions:
Issuance of common stock for subscription receivables	–	(5,000)	(5,000)	–

The accompanying notes are an integral part of these financial statements

VIM BEVERAGE, INC.
(A Development Stage Company)
STATEMENTS OF SHAREHOLDERS' EQUITY
Period from March 31, 2008 (Inception) through August 31, 2009

	Common stock				Accumulated
			Additional		Deficit during
			Paid-in	Subscription	The Development
	Shares	Amount	Capital	receivables	Stage	Total
		$	$	$	$	$
Issuance of common stock for cash to	5,000,000	5,000	–	(5,000)	–	–
founders
Issuance of common stock for cash	595,000	595	58,905	–	–	59,500
Net loss	–	–	–	–	(11,893)	(11,893)
Balance, February 28, 2009	5,595,000	5,595	58,905	(5,000)	(11,893)	47,607
Collection of subscription receivables	–	–	–	5,000	–	5,000
Net loss	–	–	–	–	(8,175)	(8,175)
Balance, August 31, 2009 (Unaudited)	5,595,000	5,595	58,905	–	(20,068)	44,432

The accompanying notes are an integral part of these financial statements

VIM BEVERAGE, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS

VIM Beverage, Inc. ("the Company") was incorporated in Nevada on March 31, 2008. The Company is a food and beverage company that plans on manufacturing and formulating for sale pure bottled water, vitamin enhanced flavored water, and unique concentrated energy water.

Basis of presentation

The accompanying unaudited interim financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. The interim periods may not include all information and footnotes required by United States generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the period ended February 28, 2009 included in the these financial statements. The interim unaudited information should be read in conjunction with the audit information included in these financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the six months ended August 31, 2009 are not necessarily indicative of the results that may be expected for the year ending February 28, 2010.

The Company has evaluated subsequent events for recognition or disclosure through the date these financial statements were available to be issued, November 4, 2009.

Going concern

These financial statements have been prepared in accordance with United States generally accepted accounting principles, on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has not started income generating operations. Losses are anticipated in the development of its business and there can be no assurance that the Company will be able to achieve or maintain profitability.

The continuing operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund its working capital requirements, and upon future profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

There can be no assurance that capital will be available as necessary to meet the Company's working capital requirements or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected. Our auditors, in their report dated November 4, 2009 accompanying these financial statements, have raised substantial doubt about the Company's ability to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company complies with Financial Accounting Standards Board Statement No. 7 for its characterization of the Company as development stage.

Use of estimates

The preparation of financial statements in conformity generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the period. Actual results may differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Financial Instruments

The Company's financial instruments consist of cash and accounts payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. Because of the short maturity of such assets and liabilities the fair value of these financial instruments approximate their carrying values, unless otherwise noted.

Foreign Currency Translation

The financial statements are presented in United States dollars which is the functional currency. In accordance with Statement of Financial Accounting Standards No. 52, ‘‘Foreign Currency Translation’’, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at the exchange rates prevailing at the transaction date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

Basic Loss per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the review indicates that the carrying amount of the asset may not be recoverable, the potential impairment is measured based on a projected discounted cash flow method using a discount rate that is considered to be commensurate with the risk inherent in the Company’s current business model. For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Recent Accounting Pronouncements

During the period ended August 31, 2009 and subsequently, the Financial Accounting Standards Board (“FASB”) has issued a number of financial accounting standards, none of which did or are expected to have a material impact on the Company’s results of operations, financial position, or cash flows, with exception of:

New Accounting Pronouncements (Adopted)

SFAS No. 157. In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements, but does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position, or FSP, No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delayed the effective date of SFAS No. 157 for certain nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We adopted SFAS No. 157 for the Company’s financial assets and liabilities in the first quarter of fiscal 2009, and provisions for nonfinancial assets and liabilities in the first quarter of fiscal 2010, which did not result in recognition of a transaction adjustment to retained earnings or have a material impact on our financial condition, results of operations or cash flows.

SFAS No. 165. In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). This statement provides guidance to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. This statement is effective for interim or fiscal periods ending after June 15, 2009, and is applied prospectively. We adopted SFAS No. 165 in the year ended July 31, 2009; this adoption did not have any impact on our financial condition, results of operations or cash flows.

New Accounting Pronouncements (Not yet adopted)

SFAS No. 168. In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally of Generally Accepted Accounting Principles — a Replacement of FASB Statement No. 162 (“SFAS No. 168”). SFAS No. 168 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We do not expect the adoption of SFAS No. 168 will not have a material impact on our financial condition, results of operations or cash flows.

NOTE 3 – COMMON STOCK

At inception on March 31, 2008, the Company issued 5,000,000 shares of stock to its founding shareholders for $5,000 of subscription receivables. The subscription receivables were collected during the six months ended August 31, 2009.

During the period from inception (March 31, 2008) to February 28, 2009 the Company received cash of $59,500 for 595,000 common shares at $0.10 per share.

NOTE 4 – INCOME TAXES

The Company follows Statement of Financial Accounting Standards Number 109 (SFAS 109)"Accounting for Income Taxes." Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of operations because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry forward has been recognized, as it is not deemed likely to be realized.

The provision for refundable Federal income tax consists of the following:

Period from
Inception
(March 31, 2008)
to
February 28, 2009
Federal income tax attributable to:
Current Operations , at statutory rate	$4,000
Less, Change in valuation allowance	(4,000)
Net amount	$-

The cumulative tax effect at the expected rate of 34% of significant items comprising the Company’s net deferred tax amount is as follows:

February 28,
2009
Deferred tax asset attributable to:
Net operating loss carryover	$4,000
Less, valuation allowance	(4,000)
Net deferred tax asset	$-

At February 28, 2009, the Company had an unused net operating loss carryover approximating $12,000 that is available to offset future taxable income, which expires beginning in 2029.

PART II -INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Amount to
Description	be Paid

Filing Fee -Securities and Exchange Commission	$5
Attorney's fees and expenses	$15,000
Accountant's fees and expenses	$5,000
Transfer agent's and registrar fees and expenses	$1,000
Printing and engraving expenses	$500
Miscellaneous expenses	$500

Total	$22,005

* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

See Indemnification of Directors and Officers above.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Babanejad, Rameil	May 2008	25,000	25,000	--
Bates, Christie	April 2008	10,000	10,000	--
Birza, Judson	May 2008	15,000	15,000	--
Carroll, Jonathon	April 2008	10,000	10,000	--
Cooke, Brian	April 2008	30,000	30,000	--
Darling, Melissa	April 2008	20,000	20,000	--
Debello, James	May 2008	25,000	25,000	--
Edwards, Tamara	August 2008	10,000	10,000	--
Field, Judith	April 2008	15,000	15,000	--
Flynn, Mary	April 2008	15,000	15,000	--
Grant, Lillian	April 2008	25,000	25,000	--
Halpern, Lianne	May 2008	20,000	20,000	--
Kemp, Amber	April 2008	20,000	20,000	--
Kidwell, Damon	May 2008	20,000	20,000	--
Kim, Jung	May 2008	30,000	30,000	--
Koifman, Brian	April 2008	20,000	20,000	--
Leech, Dianna	May 2008	15,000	15,000	--
Leonov, Simon	May 2008	25,000	25,000	--

McAvoy, Heather	May 2008	25,000	25,000	--
McGuiness, Michael	May 2008	25,000	25,000	--
Navarro, Johnny	May 2008	30,000	30,000	--
Petlyuk, Kelvin	April 2008	15,000	15,000	--
Pineda, Jolynn	June 2008	25,000	25,000	--
Shepherd, Jillian	April 2008	10,000	10,000	--
Singer, Oscar	May 2008	20,000	20,000	--
Sung, Suk	April 2008	20,000	20,000	--
Suzuki, Masumi	June 2008	15,000	15,000	--
Suzuki, Tashina	June 2008	25,000	25,000	--
Ward, Neely	April 2008	15,000	15,000	--
Zagruzny, Igor	June 2008	20,000	20,000	--
	TOTALS	595,000	595,000

ITEM 16. EXHIBITS

Exhibit	Description of Exhibit
Number

Exhibit 3.1*	Articles of Incorporation

Exhibit 3.2*	Bylaws

Exhibit 5.1*	Opinion and consent of Macdonald Tuskey LLP re: the legality of the shares being registered

Exhibit 23.1*	Consent of LBB & Associates Ltd., LLP

Exhibit 23.2*	Consent of Macdonald Tuskey LLP (included in Exhibit 5.1)

* Attached hereto.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

7. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

8. That, for the purpose of determining liability under the Securities Act to any purchaser:

a). If the registrant is relying on Rule 430B:

1. Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

b). If the registrant is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Santa Monica, California, on December 24, 2009.

VIM BEVERAGE, INC.

By: /s/ Aaron Suen
Aaron Suen
Chief Executive Officer
(Principal Executive Officer)
and
Chief Financial Officer
(Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

/s/ Aaron Suen
Aaron Suen
Chief Executive Officer
(Principal Executive Officer),
Chief Financial Officer
(Principal Accounting Officer),
Secretary, Treasurer, and Director

December 24, 2009